Exhibit 99.B(14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-14 of Victory Portfolios and to the use of our report dated August 28, 2015 on the financial statements and financial highlights of Victory CEMP Multi-Asset Balanced Fund (formerly the Compass EMP Multi-Asset Balanced Fund), a series of shares of beneficial interest of Victory Portfolios II.  Such financial statements and financial highlights appear in the June 30, 2015 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
May 12, 2016